EXHIBIT 7.1

April 8, 2008

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We have read the statements made by Visual Management Systems, Inc., which we understand will be filed with the Commission, pursuant to Item 4.02 of Form 8-K, as part of the Company's Form 8-K report dated April 8, 2008. We agree with the statements in Item 4.02 of such Form 8-K.

Very truly yours,

/s/ Sobel & Co., LLC

Sobel & Co., LLC